PURCHASE AGREEMENT
                        Hops Grill & Bar
                      Palm Harbor, Florida

This AGREEMENT, entered into effective as of the 6th of May, 2002.

l. PARTIES. Seller is AEI Real Estate Fund 85-A Limited Partnership which owns an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property") Buyer is Schmitz Development Company, an Illinois corporation. Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction consists of an undivided 100% percentage interest (hereinafter, simply the "Property").

3. PURCHASE PRICE. The purchase price for this percentage interest in the Property is $1,118,000 (one million, one hundred and two thousand and no/100 dollars), all cash.

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $50,000 to Seller (which shall be deposited into escrow according to the terms hereof) (the "First Payment"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed.

     (b) Buyer will deposit the balance of the purchase price, $1,052,000 (the Second Payment") into escrow in sufficient time to allow escrow to close on the closing date.

5. CLOSING DATE.  Escrow shall close on or before June 15, 2002.

6. DUE DILIGENCE. Buyer will have until the expiration of fifteen business days (The "Review Period") after delivery of each of following items, to be supplied by Seller, to conduct all of its inspections and due diligence and satisfy itself regarding each item, the Property, and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property.

     (a) One copy of a title insurance commitment for an Owner's
         Title insurance policy (see paragraph 8 below).

     (b) A copy of a Certificate of Occupancy or other such document certifying completion and granting permission to permanently occupy the improvements on the Property as are in Seller's possession.

     (c) A copy of an "as built" survey of the Property done concurrent with Seller's acquisition of the Property.

     (d) Lease (as further set forth in paragraph 11(a) below) of the Property showing occupancy date, lease expiration date, rent, and Guarantees, if any, accompanied by such tenant financial statements as may have been provided most recently to Seller by the Tenant and/or Guarantors.


Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL


      Buyer may cancel this agreement for ANY REASON in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and escrow holder before the expiration of the Review Period. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not cancelled as set forth above, the First Payment shall be non-refundable unless Seller shall default hereunder.

      If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees and any liabilities under the first paragraph of section 6 of this
Agreement (which will survive), Buyer (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall be returned its First Payment, and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

      Unless this Agreement is canceled by Buyer pursuant to the terms hereof, if Buyer fails to make the Second Payment, Seller shall be entitled to retain the First Payment and Buyer irrevocably will be deemed to be in default under this Agreement. Seller may, at its option, retain the First Payment and declare this Agreement null and void, in which event Buyer will be deemed to have canceled this Agreement and relinquish all rights in and to the Property, or Seller may exercise its rights under Section 14 hereof. If this Agreement is not canceled and the First Payment and the Second Payment is made when required, all of Buyer's conditions and contingencies will be deemed satisfied.

7. ESCROW. Escrow shall be opened by Seller and funds deposited in escrow upon acceptance of this Agreement by both parties. The escrow holder will be a nationally-recognized escrow company selected by Seller. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties (and the parties agree to sign these additional instructions). If there is any conflict between these other instructions and this Agreement, this Agreement will control.

8. TITLE. Closing will be conditioned on the agreement of a title company selected by Seller to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own insurable title to the Property subject only to: the title company's standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the lease defined in paragraph 11 below; all matters of public record; and other items disclosed to Buyer during the Review Period.

      Buyer shall be allowed five (5) days after receipt of said commitment for examination and the making of any objections to marketability thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed eighty (80) days to make such title marketable or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment will be returned and this Agreement shall be null and void and of no further force and effect. Seller has no obligation to spend any funds or make any effort to satisfy Buyer's objections, if any.

      Pending satisfaction of Buyer's objections, the payments hereunder required shall be postponed, but upon satisfaction of Buyer's objections and within ten (10) days after written notice of satisfaction of Buyer's objections to the Buyer, the parties shall perform this Agreement according to its terms.

9.   CLOSING COSTS.  Seller will pay one-half of escrow fees, the cost  of  the  title  commitment and  any  brokerage  commissions
payable.   The  Seller will pay the cost of  issuing  a  Standard



Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL


Owners Title Insurance Policy in the full amount of the purchase price. Buyer will pay all recording fees, transfer taxes and clerk's fees imposed upon the recording of the deed, one-half of the escrow fees, and the cost of an update to the Survey in Sellers possession (if an update is required by Buyer.) Each party will pay its own attorney's fees and costs to document and close this transaction.

10.  REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS.

     (a) Because the Property is subject to a triple net lease (as further set forth in paragraph 11(a)(i), the parties acknowledge that there shall be no need for a real estate tax proration. However, Seller warrant that all real estate taxes and installments of special assessments due and payable in all years prior to the year of Closing have been paid in full. Unpaid real estate taxes and unpaid levied and pending special assessments existing on the date of Closing shall be the responsibility of Buyer, pro-rated, however, to the date of closing for the period prior to closing, which shall be the responsibility of Seller if Tenant shall not pay the same. Buyer shall likewise pay all taxes due and payable in the year after Closing and any unpaid installments of special assessments payable therewith and thereafter, if such unpaid levied and pending special assessments and real estate taxes are not paid by any tenant of the Property.

     (b) All income and all operating expenses from the Property shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned and shall be responsible for all expenses incurred prior to the date of Closing, and Buyer shall be entitled to all income earned and shall be responsible for all operating expenses of the Property incurred on and after the date of closing.


11.  SELLER'S REPRESENTATION AND AGREEMENTS.

     (a)  Seller represents and warrants as of this date that:

     (i) Except for the Lease Agreement in existence between AEI Real Estate Fund 85-A Limited Partnership (as Lessor) and Hops Grill & Bar, Inc. (as Tenant), dated January 2, 1992, and amended on December 19, 2001 (the "Lease"), Seller is not aware of any leases of the Property.

     (ii) The Lease contains a Right of First Refusal for the benefit of the Lessee for the duration of the Lease, including any renewal terms, which right will apply to any attempted disposition of Property by Buyer after this transaction. This purchase agreement is contingent upon Seller receiving signed waiver of Right of First Refusal from Lessee.

    (iii) It is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property.

     (iv) Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the closing date.

     (b) Provided that Buyer performs its obligations when required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Buyer after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld.


Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL




12.  DISCLOSURES.

     (a) Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller's knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (b) Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (c) Seller knows of no facts nor has Seller failed to disclose to Buyer any fact known to Seller which would prevent the Tenant from using and operating the Property after the Closing in the manner in which the Property has been used and operated prior to the date of this Agreement. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (d) Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller's gross negligence or intentional misconduct. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (e) BUYER AGREES THAT IT SHALL BE PURCHASING THE PROPERTY IN ITS THEN PRESENT CONDITION, AS IS, WHERE IS, AND SELLER HAS NO OBLIGATIONS TO CONSTRUCT OR REPAIR ANY IMPROVEMENTS THEREON OR TO PERFORM ANY OTHER ACT REGARDING THE PROPERTY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

     (f) BUYER ACKNOWLEDGES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND SUCH FINANCIAL
     INFORMATION ON THE LESSEE AND GUARANTORS OF THE LEASE AS BUYER OR ITS ADVISORS SHALL REQUEST, IF IN SELLER'S POSSESSION, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED BY SELLER OR TO BE PROVIDED EXCEPT AS SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED BY SELLER WITH RESPECT TO THE PROPERTY, THE
     PROPERTY  AND  TO  THE LESSEE AND GUARANTORS  OF  LEASE  WAS
     OBTAINED FROM A VARIETY OF SOURCES AND SELLER NEITHER (A) HAS MADE INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION, OR (B) MAKES ANY REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS HEREIN SET FORTH. THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" BASIS, AND BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED HEREIN IN PARAGRAPH 11(A) AND (B) ABOVE AND THIS PARAGRAPH 12, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, TENANTABILITY,



Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL


     SUITABILITY  FOR  COMMERCIAL PURPOSES,  MERCHANTABILITY,  OR
     FITMESS  FOR  A  PARTICULAR  PURPOSE,  IN  RESPECT  OF   THE
     PROPERTY.

     The provisions (d) - (f) above shall survive Closing.

13.  CLOSING.

     (a) Before the closing date, Seller will deposit into escrow an executed special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the exceptions contained in paragraph 8 above. Seller will also deliver an Estoppel Certificate certified by Seller as to the absence of known defaults by Lessee and Lessor under the Lease

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the Purchase Price when required under
     Section 4; any additional funds required of Buyer, (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

14. DEFAULTS. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer. In addition, Seller shall retain all remedies available to Seller at law or in equity.

     If Seller shall default, Buyer irrevocably waives any rights to file a lis pendens, a specific performance action or any other claim, action or proceeding of any type in connection with the Property or this or any other transaction involving the Property, and will not do anything to affect title to the Property or hinder, delay or prevent any other sale, lease or other transaction involving the Property (any and all of which will be null and void), unless: it has paid the First Payment, deposited the balance of the Second Payment for the Purchase Price into escrow, performed all of its other obligations and satisfied all conditions under this Agreement, and unconditionally notified Seller that it stands ready to tender full performance, purchase the Property and close escrow as per this Agreement, regardless of any alleged default or misconduct by Seller. Provided, however, that in no event shall Seller be liable for any actual, punitive, consequential or speculative damages arising out of any default by Seller hereunder.

15.  BUYER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.


Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL



     (ii) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.  DAMAGES, DESTRUCTION AND EMINENT DOMAIN.

     (a) If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

     If the cost of repair is less than $10,000.00, Buyer shall be obligated to otherwise perform hereinunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

     (b) If, prior to closing, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

      In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 16a or 16b, the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.)

17.  BUYER'S 1031 TAX FREE EXCHANGE.

      While Seller acknowledges that Buyer is purchasing the Property as "replacement property" to accomplish a tax free exchange, Buyer acknowledges that Seller has made no representations, warranties, or agreements to Buyer or Buyer's agents that the transaction contemplated by the Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Buyer respecting the legal or tax implications of the transactions contemplated hereby. Buyer further represents that


Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL


it has sought and obtained such third party advice and counsel as it deems necessary in regards to the tax implications of this transaction.

      Buyer wishes to novate/assign the ownership rights and interest of this Purchase Agreement to Martin Engels, P.A. who will act as Accommodator to perfect the 1031 exchange by preparing an agreement of exchange of Real Property whereby Martin Engels, P.A. will be an independent third party purchasing the ownership interest in subject property from Seller and selling the ownership interest in subject property to Buyer under the same terms and conditions as documented in this Purchase Agreement. Buyer asks the Seller, and Seller agrees to cooperate in the perfection of such an exchange if at no additional cost or expense to Seller or delay in time. Buyer hereby indemnifies and holds Seller harmless from any claims and/or actions resulting from said exchange. Pursuant to the direction of Martin Engels, P.A. Seller will deed the property to Buyer.

18.  CANCELLATION

     If any party elects to cancel this Contract because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Contract shall be cancelled unless the breach is cured within 13 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within the 13 days following the delivery of the notice to the escrow agent, this Contract shall be cancelled.

19.  MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed by June 15, 2002 through no fault of Seller, Seller may either, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.



Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL



     If to Seller:

          AEI Real Estate Fund 85-A Limited Partnership
          1300 Minnesota World Trade Center
          30 East Seventh Street
          St. Paul, MN 55101



     If to Buyer:

          John Schmitz
          Schmitz Development Company
          1101 Brickell Avenue, Suite 1700
          Miami, Florida 33131

     (e) In accordance with, and pursuant to, the provisions of
         Section 404.056, Florida Statutes, the following provision is included herein:

        "RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from you county health department."

      When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer.

      This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Florida.



      IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.


BUYER:    Schmitz Development Company, an Illinois Corporation

          By:/s/ John W Schmitz
                 John W. Schmitz, its President





Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL


SELLER:   AEI NET REAL ESTATE FUND 85-A LIMITED PARTNERSHIP, a
          Minnesota limited partnership

           By:   NET  LEASE  MANAGEMENT 85-A, INC.,  a  Minnesota
corporation

           By:/s/ Robert P Johnson
                  Robert P. Johnson, its President





      (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)




Buyer Initial: /s/ JWS
Purchase Agreement for Hops Grill, Palm Harbor, FL

     May 6, 2002                                          VIA FEDEX



     Ms. Debra Jochum
     AEI Fund Management, Inc.
     1300 Minnesota World Trade Center
     30 Seventh Street East
     St. Paul, MN  55101-4901


     Re:  Hops Grill & Bar, Palm Harbor, FL
          AEI Real Estate Fund 85-A Limited Partnership ("Seller") Schmitz Development Company ("Buyer")

     Dear Ms. Jochum:

     In response to your May 1, 2002 letter and our conversation today, please find enclosed two copies of the Purchase Agreement executed by Schmitz Development Company. Our facilitator's $50,000 check will be sent by FedEx tomorrow to Lawyers Title.

     The   name  of  the  facilitator  is  Martin  Engels,   P.A.
     International  Plaza,  100  S.E. 2nd  Street,  Street  2150,
     Miami, FL 33131.  Telephone (305) 373-2700.  Fax: (305) 577-
     3558.

     Pursuant to our conversation, this letter shall act as an amendment to the Purchase Agreement through the addition of the following provisons:

       1.Due to an error in the statement of rent, the parties have agreed to adjust the purchase price so that shall be One Million One Hundred Eighteen Thousand Dollars ($1,118,000.00), instead of One Million One Hundred and Two Thousand Dollars ($1,102,000.00).

       2.The escrow agent shall be Lawyers Title (Attention: Anne
         Bostick), located at 3636 Central Avenue, Phoenix, AZ  85012
         Telephone: (800) 523-0358   Fax:  (602) 287-3571

       3.As a condition of closing, Seller shall provide Buyer with an Estoppel Certificate from Lessee (referred to as "Tenant" in the First Amendment to Lease") that:
         (a)  complies  with  Article  25  of  the  Net  Lease
         Agreement dated January 2, 1992;
         (b)  confirms  the Net Lease Agreement dated  January
         2, 1992;
         (c)  confirms the Assignment and Assumption of  Lease
         Agreement dated March 14, 1997;
         (d)  confirms  the  First Amendment  to  Lease  dated
         December 19, 2001;
         (e)  states  that  said Amendment  provides  for  the
         Tenant   to  pay  a  current  annual  net   rent   of
         $96,437.79, plus 3% annual increases;
         (f)  states  that the current term commenced  May  1,
            2002,  expires April 30, 2014, and is subject to  the
            Lessee's   three  consecutive  five-year  option   to
            renew;

       4. As a condition of closing, Seller shall provide Buyer with an Estoppel Certificate from Guarantor, Avado Brands, Inc., (a Georgia corporation formerly known as Apple South, Inc.) that confirms the guarantee of Lease dated March 13, 1997 with respect to the Net Lease Agreement dated January 2, 1992.

       5. As a condition of closing, Seller shall provide Buyer with a Waiver of First Right of Refusal from Hops Grill & Bar, Inc., as to the sale of the property to Schmitz Development Company at a price of $1,118,000.

       6. Article 6(G) of the Net Lease Agreement provides that Lessee shall pay Lessor sales taxes. Article 34 of the Net Lease Agreement provides that Lessee shall deposit with Lessor each and every month an amount equal to one-twelfth (1/12) fo the estimated annual real estate taxes and assessments. In the event that on the date of closing Seller shall have any sum(s) as a result of Article 6(G) and /or Article 34, Buyer shall receive a credit for these sum(s) on the closing statement.

       7. The legal description of the Property is set forth on the page attached hereto as Exhibit

     If the foregoing meets with your approval, please sigh and return one copy of this letter with a fully executed copy of the Purchase Agreement.

     Sincerely,

     SCHMITZ DEVELOPMENT COMPANY


     /s/ John W Schmitz
     John W Schmitz
     President


     Re:  Hops Grill & Bar, Palm Harbor, Florida
          AEI Real Estate Fund 85-A Limited Partnership ("Seller") Schmitz Development Company ("Buyer")


     Terms of May 6, 2002 letter modifying Purchase Agreement are hereby approved and agreed to by:

     SELLER: AEI NET LEASE REAL ESTATE FUND 85-A LIMITED PARTNERSHIP,
             A Minnesota limited partnership

     BY:     NET LEASE  MANAGEMENT, 85-A, INC.,  a  Minnesota
             corporation

     BY: /s/ Robert P Johnson
             Robert P Johnson, its President




                           Exhibit "A"
                        Legal Description

     Hops-Palm Harbor, Florida

     A  part of the Southeast 1/4 of the Southwest 1/4 of SECTION
6, TOWNSHIP 28 SOUTH, RANGE 16 EAST, Pinellas County, Florida, being described as follows;

     Beginning at the Southwest corner of the Southeast 1/4 of the Southwest 1/4 of said Section 6, run North 85 34' 52" West
100.53 feet to a point on the Westerly right of way of U.S. Highway 19; thence North 1 28' 23" West, along said right of way
429.75 feet for a Point of Beginning; thence continue North 1 28' 23" West, along said of right of way 150.00 feet; thence North 87 28' 23" West, 300.74 feet; thence South 1 28' 23" East, 150.00 feet;  thence South 87 28' 23" East, 300.74 feet to the Point  of
Beginning.